Exhibit 99

Release:	On receipt, Sept. 24, 2020

Media Contact:	Teresa Thoensen, 515-878-0800, thoensen.teresa@principal.com
Investor Contact:	John Egan, 515-235-9500, egan.john@principal.com

Principal announces new head of Global Asset Management
Tim Dunbar to retire after 34 years

(Des Moines, Iowa) – Principal Financial Group® today announced Pat Halter, chief executive officer and president of Principal Global Investors, is being promoted to president of Principal Global Asset Management, responsible for strategy across the total company’s $701.8 billion1 of assets under management (AUM) in our global asset management businesses, which include Principal Global Investors, Principal International investment operations2, and the company’s General Account. He will continue to serve as the CEO for Principal Global Investors, which manages $450.1 billion1 in assets in more than 80 countries. Leadership changes follow the decision of Tim Dunbar, president, Principal Global Asset Management, to retire at the end of the year, after 34 years with the company.

Kamal Bhatia, president of Principal Funds, is promoted to chief operating officer for Principal Global Investors. Organizational changes allow for continued alignment of global investment capabilities and infrastructure across Principal to better serve all its asset management customers. Halter and Bhatia will assume their new responsibilities on Nov. 7, 2020 and fully transition following Dunbar’s departure.

“Pat has a proven track record leading our global investment business and is well prepared to help us expand our investment customer base and build upon our position as a leading global asset manager,” said Dan Houston, chairman, president and chief executive officer of Principal. “He’s also played a pivotal role in bringing the right people and investment expertise together, and combined with Kamal’s insights, global experience and fresh perspective, I’m confident in this team’s ability to continue to help more people around the world with their investment needs.”

1 As of June 30, 2020

2 As permitted and in accordance with regulatory guidelines in the markets in which we operate.

In Halter’s new role, he will be responsible for strategy and supporting investment process services across the Global Asset Management businesses, continuing the joint vision developed with Dunbar. Halter will bring additional focus on broadening asset management offerings and solutions around the world, and expanding Principal’s client base across additional markets, customer segments and distribution channels. He will report to Houston. Halter’s career at Principal has spanned more than 36 years, having a proven track record in product and fund design, portfolio strategy, new business development, distribution, strategic direction and investment management operations.

In his new role, Bhatia will have oversight of investment teams covering global equities and multi-asset strategies, product platforms, global advisory along with U.S. and International distribution. As COO he will focus on expanding investment offerings, continuing to bring differentiated investment solutions to market and meet the needs of Principal customers. He will continue to serve as the president of Principal Funds. He will report to Halter.

Dunbar departs after spending 34 year at Principal in several areas of the company including strategy, mergers and acquisitions, human resources, and various investment functions. This included overseeing pension and investment operations for Principal International in Mexico and serving as head of equities for Principal Global Investors. Prior to his current role, he served as chief investment officer. He began his career at Principal in asset management and commercial real estate equities. Dunbar will continue to serve as chairman of the Principal Funds Board.

“Tim has brought a unique mix of deep investment expertise, strategic thinking, and capital market knowledge, which he combined with his ability to build and lead high performing teams,” said Houston. “He’s helped us build on the success of our global asset management business during a time of unprecedented change and disruption in the industry. We wish him all the best in retirement.”

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About Pat Halter

In 2018, Halter was named chief executive officer and president of Principal Global Investors, responsible guiding the strategic direction and operations of Principal Global Investors. Today, he serves on the boards of the firm’s 15 investment teams, the Principal Funds Board, and has board responsibilities with various international ventures. Halter joined Principal in 1984 in commercial real estate and held various leadership positions within the real estate investment business. Halter earned his bachelor’s degree in finance and marketing, and an MBA in finance from the University of Wisconsin.

About Kamal Bhatia

Bhatia joined Principal in August of 2019, as President for Principal Funds. Prior to joining Principal, he was president at OC Private Capital, a joint venture company between Oppenheimer Funds and the Carlyle Group, focused on private credit investing. He is an industry veteran bringing significant experience in investment solutions, client engagement, and product development across multiple global asset managers. He has worked at OppenheimerFunds, TIAA, Mellon Asset Management & Citigroup in various leadership roles. He is a CFA charter holder and earned his bachelor’s from IIT, Kanpur (India) and masters from Washington University in St. Louis.

About Principal®

Principal helps people and companies around the world build, protect and advance their financial well-being through retirement, insurance and asset management solutions that fit their lives. Our employees are passionate about helping customers of all income and portfolio sizes achieve their goals – offering innovative ideas, investment expertise and real-life solutions to make financial progress possible. To find out more, visit us at principal.com.

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